UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2008

NEW MEDIA LOTTERY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49884	87-0705063
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

370 Neff Ave, Suite L, Harrisonburg, Virginia	22801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 540-437-1688

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2008, New Media Lottery Services, PLC, an Irish corporation ("New Media PLC"), 81.03% of the common shares of which are owned by New Media Lottery Services, Inc. (the "Registrant"), executed a Convertible Loan Agreement with Trafalgar Capital Specialized Investment Fund-FIS under which it will borrow an aggregate of €1,300,000 (the "Loan"). The Loan bears interest at the rate of 8% per year and is evidenced by a Debenture which also provides for the grant of a security interest in all of New Media PLC's property, assets and receivables (the "Debenture").

The Loan matures on May 30, 2008 (twenty four months from the date of disbursement) and is convertible at the option of the lender into ordinary shares of New Media PLC, provided that such shares are eligible to trade on the AIM market operated by London Stock Exchange plc. The Loan is convertible at a conversion price equal to the lower of (i) the 120% of the VWAP (as defined below) on May 29, 2008 or if no VWAP is available on such date, the closing bid price on such date and (ii) 85% of the lowest daily closing VWAP for the five consecutive trading days prior to the date on which lender gives notice of its intention to convert. For purposes of the Loan Agreement, the term "VWAP" means the volume weighted average price (as reported by Bloomberg) of the ordinary shares on AIM for that trading day.

The Company is required to redeem the Loan in equal monthly installments together with accrued interest commencing on June 30, 2008. Each such mandatory repayment is subject to a redemption premium of 12.5%. In the event that any such mandatory repayment is not made in full within 5 days of its due date, the lender shall have the option to receive ordinary shares in lieu of the cash payment at a conversion price equal to 120% of the VWAP on May 29, 2008 or if no VWAP is available on such date, the closing bid price on such date.

The Company may redeem any and all outstanding amounts of the Loan at a premium of 12.5% at any time.

The lender is entitled to convert outstanding amounts due under the Loan at its discretion provided that New Media PLC ordinary shares are trading at a price equal to 120% of the VWAP on May 29, 2008. The lender is not permitted to convert the Loan into or receive ordinary shares if it would own in excess of 2.99% of the total number of ordinary shares outstanding, unless New Media PLC is in default under the loan documents.

As additional consideration for the Loan, New Media PLC issued to the lender warrants to purchase up to 1,500,000 ordinary shares at a price 5 pence per share through May 30, 2010. If the warrants are not exercised, New Media PLC is required to pay the lender £60,000 (British Pounds Sterling).

New Media PLC received net proceeds from the loan of €1,116,889.90 after deducting all fees and expenses associated with the transaction and after the payment of two months of interest on the Loan (€17,333.33) and a finder's fee of €65,000. New Media PLC also issued to the finder, 249,935 ordinary shares for its services.

Under the Debenture, the lender as the secured party may enforce its rights against New Media PLC and upon the secured property upon and at any time after the occurrence of any of the following events: if New Media PLC has failed to pay all or any of the Loan following a demand for payment by the lender; any step is taken New Media PLC or by any other person to appoint an administrator in respect of New Media PLC; any step is taken by New Media PLC or by any other person to wind up or dissolve New Media PLC or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer of New Media PLC or any part of its undertaking or assets; the making of a request by New Media PLC for the appointment of a receiver or administrator; if New Media PLC breaches any of the provisions of the Debenture.

In connection with the Loan, certain existing lenders to the Registrant and a subsidiary of New Medial PLC, including Milton Dresner and Joseph Dresner, who are affiliates of the Registrant, agreed to subordinate their loans and Milton Dresner agreed to guarantee all amounts due to Comerica Bank under various promissory notes in the aggregate principal amount of $4 million.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2008, our Board of Directors elected Sterling Herbst as a director to fill an existing vacancy. We are not aware of any item requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On June 4, 2008, Joseph Dresner resigned as a director of the Registrant citing personal reasons.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
99.1	Convertible Loan Agreement dated June 6, 2008 between Trafalgar Capital Specialized Investment Fund-FIS and New Media Lottery Services, plc
99.2	Debenture made by New Media Lottery Services, plc in favor of Trafalgar Capital Specialized Investment Fund-FIS

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIA LOTTERY SERVICES, INC.

Date: June 9, 2008	By:	/s/ John T. Carson
John T. Carson, President